EXHIBIT 99.1
News Release
Investor Contact: Matthew Garth, (212) 878-1831
Media Contact: Michael Landau, (212) 878-1840

FOR IMMEDIATE RELEASE
April 8, 2020

Minerals Technologies Provides COVID-19 Business Update

NEW YORK – Minerals Technologies Inc. (NYSE: MTX) (“MTI” or “the Company”) today announced business and financial updates in response to the coronavirus (COVID-19) global pandemic.

Preliminary First Quarter 2020 Financial Results
MTI expects first quarter 2020 earnings per share to be above the high-end of the outlook range of $0.90 to $0.95 per share provided on its most recent earnings call on January 31, 2020. The first quarter results include an impact from the COVID-19 pandemic, primarily in China.

The current economic environment related to the rapidly evolving pandemic in North America and Europe, which is slowing business activity in several key end-markets, is expected to impact MTI’s second quarter results. MTI is closely monitoring the effect of the pandemic on its operations, customers and markets and will provide a more detailed update on its first quarter earnings conference call.

COVID-19 Response
As COVID-19 began to impact operations in China, MTI quickly implemented business continuity plans for employees, supply chains and production to support customers. MTI has deployed these business continuity plans and best practices across all locations and geographies to assist with its global response. Currently, all of MTI’s facilities in China are operational. Around the world, MTI is closely adhering to all government regulations as they are issued. The Company is committed to providing a safe and secure workplace for its employees and has implemented standardized protocols across all its locations.

“We have taken significant steps to protect the health and well-being of our employees, consistent with MTI's core values," said Douglas T. Dietrich, Chief Executive Officer. "Safety will always be the top priority in every decision we make as we continue to serve our customers."

Mr. Dietrich continued, “Given the broad-based potential economic impact resulting from the COVID-19 pandemic, we have implemented measures to position MTI for these changing market dynamics. MTI continues to operate from a strong financial position, and we have demonstrated that our company has the cost structure, agility, and resilience to navigate through these rapidly evolving conditions. I credit our entire team around the world for their ability to adapt and maintain unwavering focus as we manage through these challenging times."

MTI Facilities Continue to Operate
Applicable governmental directives across the United States and other global locations typically permit the continued operation of essential critical infrastructure sectors. As MTI supplies products and services to many essential industries, including critical manufacturing and energy sectors, most of the Company’s operations have qualified as essential businesses and operations. Accordingly, the majority of MTI’s production facilities are currently operational. In a few locations, however, sites have been temporarily impacted by government directives.

Strong Liquidity Provides Financial Flexibility
MTI has a strong balance sheet, access to liquidity, sustainable cash flow generation and a well-structured debt maturity profile with no maturities related to its term loans or revolving credit facility until May 2021. The Company currently has more than $400 million of available liquidity, including over $200 million in cash and cash equivalents as well as availability under its revolving credit facility.

"As we operate in this challenging environment, we are closely controlling costs and capital spend and have taken actions to adjust to lower near-term demand," Dietrich concluded.

First Quarter 2020 Earnings Call
Minerals Technologies will release results for its first quarter ended March 29, 2020 on Thursday, April 30, 2020 after the market close. The Company will host a conference call on May 1, 2020 at 11 a.m. Eastern Time to discuss its first quarter financial results. The conference call will be broadcast live on our website: www.mineralstech.com.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The Company reported sales of $1.8 billion in 2019. For further information, please visit our website at www.mineralstech.com. (MTI-G)

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2019 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.